Exhibit 99.1

Press Release of Registrant dated August 4, 2003

LightPath Technologies

Announces New CFO

For Immediate Release

(August, 4 2003) Orlando, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, is pleased to announce the appointment of Monty K. Allen as its new Chief Financial Officer.

“Monty K. Allen brings more than 25 years of diverse business and financial experience to the company,” said Ken Brizel, LightPath President and CEO, “including several years as a public company CFO. Monty brings a wealth of technology company background and experiences to LightPath.”

Mr. Allen has served as a CFO for both public and private companies. Most recently he has been engaged as an independent consultant to entities in venture creation, computer hardware and public education. Mr. Allen served for two years as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of GlobeNet Capital Corporation, a privately-held developer of trading system software for financial markets. Before that, for four years, he was the Vice President, Chief Financial Officer, Treasurer and Secretary of Autonomous Technologies Corporation, a publicly held developer of laser refractive surgical equipment. Mr. Allen has earlier CFO and sales management experience with medical products and biotech firms. Early in his career, he was in the practice of public accounting for five years with KPMG and Deloitte & Touche. Mr. Allen is a certified public accountant and earned a MBA from Harvard Business School and a BS in Accounting from Florida State University.

As previously announced, the Company began its search for a replacement CFO in June when its then current CFO and CTO notified the Company that they would not be renewing their employment agreements, for personal and professional reasons, which expire on September 20, 2003. Ms. Donna Bogue, who previously served as the Company’s CFO, returned to the Company to assist with the transition during the search for a new CFO. Also as previously announced, Dr. Bruce Bernacki has now assumed the position of Chief Technical Officer of the Company. Both Mr. Allen and Mr. Bernacki will work with their predecessors in order to assure a smooth transition in their offices.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher level assemblies and packing solutions. The Company has 52 issued U.S. patents and 6 patents pending relating to its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 17 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO LightPath Technologies, Inc. (407) 382-4003 Internet: www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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